Exhibit 99.1

CLEARWATER PAPER CORPORATION

Audio Web Cast on Thursday, October 24, 2019

Operator

"Welcome to Clearwater Paper Corporation’s third quarter 2019 earnings conference call.  As a reminder, this call is being recorded today, October 24th, 2019.  I would now like to turn the conference over to Ms. Robin Yim, Vice President, Investor Relations of Clearwater Paper.  Please go ahead…”

Robin S. Yim – Clearwater Paper Corporation - Vice President, Investor Relations:

Thank you Daniel. Good afternoon and thank you for joining Clearwater Paper’s third quarter 2019 earnings conference call.  Joining me on the call today are Linda Massman, President and Chief Executive Officer, and Bob Hrivnak, Chief Financial Officer.

Financial results for the third quarter were released shortly after today’s market close.  You will find a presentation of supplemental information including an updated Outlook slide providing the company’s current outlook as to certain costs, price/mix, shipment volume, and other factors for the fourth quarter of 2019, posted on the Investor Relations page of our website at clearwaterpaper.com.

Additionally, we will be providing certain non-GAAP information in this afternoon’s discussion. A reconciliation of the non-GAAP information to comparable GAAP information is included in the press release or in the supplemental information provided on our website.

I would like to remind you that this presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements.

Factors that could cause actual results to differ materially include those risks and uncertainties described from time-to-time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31st, 2018 and our quarterly filings on Form 10-Q, as well as our earnings release and supplemental information.  Any forward-looking statements are made only as of this date, and the Company assumes no obligation to update any forward-looking statements.

Linda Massman will begin today’s call with a brief review of the third quarter.  Followed by the Q3 financial results from Bob Hrivnak.  Then Linda will conclude our prepared remarks with an update on our strategic projects, followed by an overview of the business environment and our outlook for the fourth quarter.  And then, we’ll open the call for the question and answer session.  Now I’ll turn the call over to Linda.

Linda K. Massman - Clearwater Paper Corporation - President, CEO & Director

Thank you, Robin.

Hello everyone and thanks for joining us today.

I am pleased to share with you that we had a good third quarter with solid execution across the company.   We are making good progress towards ramping our expanded tissue operations and we saw continued strong performance from our pulp and paperboard operation.  Adjusted EBITDA for the quarter came in at $31 million which was on the high end of our outlook range for the third quarter.

Our net sales of $445 million included strong growth in retail tissue, due to expanded business with new and existing customers. This was partially offset by paperboard shipments returning to more normalized levels after record breaking shipments and net sales achieved in the second quarter.

We are managing our strategic capital projects to completion.  The new Shelby facility is progressing well and we are servicing customers from this facility.  We are still building our production capabilities and are currently producing in the range of 50 to 60% of capacity. This keeps us on target for reaching the full production run-rate by mid-2020.

We had successful planned major maintenance outages at both of our mills, Lewiston, Idaho in the third quarter and we just completed the Cypress Bend, Arkansas outage in October.  As a result, we are not planning to schedule any major maintenance outages in 2020, with the next major maintenance scheduled in 2021.

I will provide a more detailed update on our strategic projects and outlook for the fourth quarter later in my prepared remarks.

Now I’ll turn the call over to Bob.

Robert (Bob) G. Hrivnak - Clearwater Paper Corporation - Senior VP of Finance, CFO & Principal Accounting Officer

Thank you, Linda

Q3 was a solid quarter from a financial performance perspective as we delivered $31 million dollars of Adjusted EBITDA which was on the high end of our outlook range.

Before I get to the specifics of our third quarter 2019 results, I’d like to preface my comments by stating that throughout the rest of my remarks, I will be distinguishing between GAAP and non-GAAP or “Adjusted” results. The “Adjusted” results exclude certain charges and benefits that we believe are not indicative of our core operating performance.  The reconciliation from GAAP to Adjusted results is provided in the press release and Supplemental information posted on our website.

For the third quarter of 2019 those items totaled approximately $2.8 million dollars of pre-tax expense which includes $1.4 million dollars of non-operating pension and other post-retirement benefit costs, $1 million dollars of re-organization related expenses, and $400 thousand dollars of mark to market adjustment of Directors equity-based compensation.

So, with that, let’s discuss our results for the quarter.  A summary of consolidated GAAP results is shown on Slide 18, and non-GAAP adjusted results are shown on Slide 19 of our Supplemental Slide deck.

Our third quarter net sales came in at $445 million dollars, down 1.5% from the second quarter of 2019.  Growth in retail tissue shipment volumes were offset by the return to normalized paperboard shipment volumes.

Third quarter adjusted gross profit of $26 million dollars or a 5.9% margin, declined by 3.4 points from the second quarter.  That was mainly due to the planned major maintenance outage at Lewiston and higher depreciation.  On the positive side, we saw lower input costs for external pulp and energy.

Adjusted SG&A was $28 million dollars or 6.2% of third quarter net sales, which is up $1 million dollars from Q2.

This resulted in an Adjusted operating loss of $1 million dollars and Adjusted EBITDA of $31 million dollars or 6.9% of net sales.

Net interest expense of $13 million dollars was up $2 million dollars compared to Q2 due to lower capitalized interest.

Turning to taxes. Our Q3 effective tax rate was 44% versus 115% in the second quarter. Tax effected items in the second quarter of 2019 had a greater impact on a percentage basis of Q2 pre-tax book income of $2.9 million dollars compared to Q3 pre-tax loss of $19.7 million dollars.  As we stated in our last earnings call, our annual outlook for the effective tax rate could be highly sensitive to changes in estimates of pre-tax earnings and other adjustments including federal and state credits.

Third quarter 2019 GAAP net loss was $11 million dollars or $0.66 cents per share and, on an adjusted basis, a net loss of $8 million dollars or $0.50 cents per share, which was below our outlook range for Q3 of $0.24 to $0.39 cents loss per share due to higher than expected depreciation.  This compares to Q2 adjusted net loss of $400 thousand dollars or $0.02 cents loss per share.

Non-cash expenses in the third quarter of 2019 included $32 million dollars of depreciation and amortization, an increase of approximately $3 million dollars from Q2-19, $3 million dollars of total equity-based compensation and approximately $1 million dollars of non-cash pension and retiree medical expense.

Now I'll discuss the segment results.

The Consumer Products results that I will be referring to can be found on Slides 6 and 20 of the Supplemental materials.

Net sales were $229 million dollars for the third quarter of 2019, up $4 million dollars or 1.9% compared to the second quarter.  The improved top line results were primarily due to a 5.4% growth in converted case shipments resulting from expanded business with new and existing customers.

Consumer Products operating loss in the third quarter of 2019 was $4.4 million dollars versus an operating loss of $5.1 million dollars in the second quarter.  This was mainly due to higher retail shipment volumes and favorable pulp costs, partially offset by higher depreciation.

As a result, Consumer Products’ adjusted EBITDA of $15 million dollars was up from $12 million dollars in Q2-2019.  The adjusted EBITDA margin was 6.4% compared to 5.5% in Q2.

Now turning to the Pulp and Paperboard division, the results that I will be referring to can be found on Slides 7 and 20 in the Supplemental materials.

For the third quarter of 2019 Pulp and Paperboard generated net sales of $217 million dollars and shipped 215 thousand tons.  Net sales were down 4.8% versus the second quarter as paperboard shipments returned to more normal run rates from the record levels set in the second quarter.

Pulp and Paperboard’s operating income for the third quarter of 2019 was $17 million dollars or 7.9% of net sales compared to $34 million dollars or 14.8% of net sales in the second quarter.  Third quarter operating income was impacted by $19 million dollars of planned major maintenance expense at the Lewiston, Idaho mill, partially offset by a $3 million dollar decrease in maintenance at the Arkansas mill.  Other positive impacts at our Idaho mill include, lower natural gas prices and electricity costs and lower external pulp prices.

This resulted in Paperboard’s third quarter EBITDA and margin of $28 million dollars and 13.0% respectively.

Now turning to the balance sheet.

Cash capital expenditures were $17 million dollars in the third quarter of 2019 and $126 million dollars year to date.  Our total cash capex for 2019 is expected to come in at the high end of the range previously provided of approximately $130 to $140 million dollars.

We had $58 million dollars of short-term debt outstanding under the $250 million dollar ABL facility. Long-term debt outstanding at September 30th, was $875 million dollars which includes a $300 million dollar 7-Year Term Loan B, and $575 million dollars of fixed rate Senior notes.  We ended the quarter with a total leverage ratio of 5.7 times last 12 months Adjusted EBITDA.  As we said last quarter, Q3 is expected to be the high watermark for net debt.  In the fourth quarter we expect to see a modest decline in total leverage.

With regard to our liquidity, we ended the third quarter with $8 million dollars of unrestricted cash.  During the third quarter we used $31 million dollars of cash from operations.  Working capital was a $48 million dollar net use of cash primarily due to a significant reduction in trade accounts payable and timing of interest payments on the bonds, offset by a $20 million dollar reduction in receivables and inventory.

That concludes my remarks and I will now turn the call back over to Linda.

Linda Massman

Thanks, Bob.

Let me now bring you up to date on our strategic projects, provide a brief update on the market environment and conclude with our outlook for the fourth quarter.

I am pleased with our progress as we ship products and service customers from our new Shelby facility.   We are making both ultra and conventional products in Shelby that are meeting customer quality expectations.  As I mentioned, we are ramping production and currently producing at approximately 50 to 60 percent of capacity, which is in line with reaching the full production run-rate by mid-2020.  Following that, we expect to reach the full shipment run rate in 2021 and see the full year benefit in 2022.  Until we reach the full production run rate keep in mind that production costs will continue to be elevated.

We have a historically strong customer mix of premium retailers and are a meaningful supplier to most of them.  We have continued to gain new customer volume and retain existing customers, albeit in a highly competitive environment given recent capacity additions.  This is demonstrated by year over year growth of 8% in revenues and 11.6% in case shipments.

Private label continues to gain share, and we are positioned to benefit from this positive trend given our leadership position, that is indicative of our service and product quality capabilities.

Regarding the continuous pulp digester project in Lewiston, Idaho, we remain on schedule to install and implement the catalyst by the end of the year.

Turning to our view of the market environment for each of our businesses and starting with the North American tissue market:

The IRI panel data estimated in dollar terms reflects positive momentum for private brands:

•	First, the total tissue market grew approximately 5.5% year over year;
•	Second, private brands grew 11.3% versus 3.0% for national brands over the same period;
•	Third, private brands ended the second quarter with 31.5% market share compared to 29.8% a year ago; and

•

The data continues to point to strong consumer acceptance and growing preference for private brand products especially in the ultra-quality category.  Private brand growth in the “Ultra” segment continues to outpace total category growth for bath tissue and paper towels.

RISI’s forecast for net new tissue capacity from 2019 through 2021 for the North American market has been lowered by 33,000 tons to 365,000 tons, resulting from the announced closure of another supplier’s paper machine in Crossett, Arkansas.  Over the long-term the total new capacity averages out to approximately 122,000 tons per year and we believe in line with 1 to 1.5% tissue demand growth per annum.   Assuming all that capacity comes on-line as scheduled plus net imports, and using RISI estimates for demand in North America, the demand to North American capacity ratio in 2021 is forecasted to be approximately 98%.  While there have been no recent announcements of capacity additions, if that were to occur, we estimate that the earliest any new capacity could come online is early 2022.

Turning to North American paperboard, RISI’s outlook for the remainder of 2019 is a balanced market.

According to AF & PA as of the end of the third quarter, the industry operating rate was at 92.7% compared to 95.3% a year ago, and relatively unchanged from the second quarter operating rate of 92.8%.

Industry backlogs reported by RISI are 4.6 weeks and 4.5% lower than backlogs a year ago. At the end of the second quarter, RISI reported industry backlogs of approximately 5 weeks.

We believe, the food service segment of the industry is positioned to benefit from the trend to boxboard away from polystyrene and single-use plastics.   The longer-term trend for bleached board remains positive, as consumer products companies continue to look for more environmentally sustainable packaging alternatives.

Now to our fourth quarter 2019 outlook compared to the third quarter of 2019, we expect:

•	Consolidated net sales to be down 1 to 2% sequentially, due to seasonality in paperboard;
•	Consolidated adjusted operating margin to be in the range of 2.5% to 4.5%, due to several key variables;
o	First, maintenance is expected to be $11 to $12 million lower as the major maintenance outage at our Cypress Bend, Arkansas mill will range in cost from $6 to $7 million;
o	Second, we expect costs to improve up to $3 million due to lower raw material costs; and
o	Last, we expect our annual tax rate benefit to be approximately 34%
•	We expect this to result in:
o	Adjusted EBITDA in the range of $38 to $46 million dollars; and
o	Adjusted net earnings per share ranging from a net loss per share of $0.15 to fully diluted net earnings per share of $0.27 cents

In conclusion, we’re now developing plans focused on internal execution to ensure we are positioned to improve operational performance and generate cash flow to de-lever our balance sheet.

And with that, we will now take your questions.

Operator

“Ladies and Gentlemen, in order to ask a question. . .”

Operator

(Operator Instructions) Our first question comes from Paul Quinn with RBC Capital Markets.

Paul Quinn – RBC Capital Markets

Just maybe start on the paperboard side. Just you cited RISI's backlog numbers. What are the backlogs at Clearwater? And what is that on a year-over-year basis, up or down?

Linda Massman

Yes. I would say we usually don't, in fact, we don't disclose our specific backlogs, but we just tend to follow industry backlog trends, I think is a fair statement.

Paul Quinn

So you're saying your backlogs are consistent with what you're seeing in RISI? Or you just don't want to disclose it?

Linda Massman

Yes. No, the trends are consistent.

Paul Quinn

Okay. Trends are consistent.

And then just I'm kind of confused on what's going on with pulp right now. I've got some guys that see prices picking in Q4, and then I've got others that expect continuous weakness. And just wondering what your expectation for how long this pulp pricing tailwind will benefit you guys, and whether that 270,000 tons that you purchase includes the expansion at Lewiston or not.

Linda Massman

Yes. So the 270,000 tons includes the expansion. And also, with regard to the pulp market, I don't really have a strong prediction for you. We're reading probably very similar information that you are. We're grateful for some of the pulp price declines, but we are seeing different indications depending on what type of pulp you're talking about, whether it's softwood or hardwood.

Paul Quinn

Okay. And then just on the, I guess Shelby 2, I think, Linda, in your comments, you mentioned that it's going to run full mid-2020. And then I think on Slide 8 here we've got full shipment run rate expected 2021. What's the 6-month delta between those?

Linda Massman

Yes. So the full production is when we're actually producing what we expect the targeted production off the machine. And then selling through the shipment run rate would be the 6-month time frame (inaudible) . . .

Paul Quinn

Okay. Got it. That's helpful. And then just lastly, any update on Lewiston's labor issue?

Linda Massman

Yes. So the company has presented its best and final contract offer to our Lewiston labor union. And this week is when they are voting on the contract, and we should know an outcome at the end of this week.

Operator

And our next question comes from Adam Josephson with KeyBanc Capital Markets.

Adam Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst

One more on pulp. So it was a pretty substantial benefit sequentially in 3Q, $4.5 million. And in the 4Q slide deck, you have other costs of a 0 to $3 million sequential benefit.

I'm just wondering how much more pulp savings you have sequentially and into next year just based on what you've seen with pulp prices and based on how your contracts are structured.

Bob Hrivnak

Okay. Yes. So let me talk about this. So when you evaluate pulp prices, you need to take into account the price ceilings that we have in our contracts. So just to give you some background, external pulp prices were flat for us as of the end of Q3 on a year-over-year basis, because our 2018 pulp contracts had these price ceilings or inflationary caps. And certainly, at the beginning of the year, the pricing in those contracts gets readjusted.

So while we benefited from lower pulp prices in 2019 on a year-over-year basis, we are actually flat year-to-date. So just to give you some additional context, year-to-date on a year-over-year basis, pulp prices are down about 7% to 10%. But from the high water mark in Q4 of 2018, pulp prices are down about 15% to 20% through the end of September this year. So given the structure of our contracts, we're not yet at the crossover point. So hopefully that was helpful.

Adam Josephson

Can you just explain it? So I guess I'm not exactly sure what you're saying then in terms of the implications sequentially into 4Q and thereafter.

Bob Hrivnak

Yes. So I mean if pulp prices continue to go down, our contracts will be reset and then we would enjoy the benefits in the future. So the –

Adam Josephson

But if they stay --

Bob Hrivnak

-- trend is favorable.

Adam Josephson

Right. But if they stay flat from where they are today, Bob, you're saying there are no more sequential benefits to come?

Linda Massman

Adam, maybe I'll try to explain it. So as we experience increasing pulp costs through 2018, there's accumulation of escalating cost. In 2019, until the savings on pulp cross over that cumulative headwind, we won't see a year-over-year benefit. But it's still benefiting us because pulp prices are coming down. So going into 2020, if that were to hold, you should see a benefit.

Bob Hrivnak

Right.

Adam Josephson

Got it. Okay. And just one more on 2020, on that topic. So maintenance is going to be $25 million lower next year because you now have eliminated your planned maintenance outage at Lewiston next year. And you talked about the Lewiston pulp optimization saving to Shelby expansion. And you have your run rate savings targets for Lewiston and then obviously the EBITDA target for Shelby.

Can you just talk about just the puts and takes for next year as you see it? Thus far, you $25 million lower maintenance. Presumably you have, based on your run rate, X amount of Lewiston savings, X amount of Shelby EBITDA, et cetera. Can you just help me with with any of that to the extent you can?

Linda Massman

Yes. So we'll, as part of our 4th quarter update, usually provide some outlook going into 2020. So we'll definitely have a more comprehensive update on the next call.

But you did pick up on a number of the larger items. Of course, we also talked about pulp and which direction you think that's going to go on a go-forward basis into 2020. Of course, we also have the pricing environment and the competitive environment in both tissue and paperboard, as we said in our prepared remarks. We definitely see a very competitive environment in tissue, albeit we're holding our own and attracting new business and retaining our current customers. And RISI has called for a relatively stable paperboard market. So those are two other factors.

And then maybe the other big factor, just thinking on my feet here, would be CapEx, and that comes in to a more normalized range for us going into 2020.

Adam Josephson

Right. Thank you, Linda.

Just, Bob, a couple on balance sheet and cash flow. So working cap was, I think it was about a $45-ish million drag, and you attributed it to the reduction in accounts payable and the timing of interest payments on the bonds.

Can you just help me a bit more with was that what you were expecting working capital to be? It was a little kind of worse than what we had. And then, and why the reduction in payables?

Bob Hrivnak

Yes. So basically, we went through a major refinancing move to the ABL structure. So through the financing activities, we were in a position where we increased our liquidity. So then management made a decision with respect to payables to change the timing to ensure that we make faster payments to our valued customers. So the customer relationships are very important to us.

Another factor, as you're thinking about your model through the end of the year, we've also eliminated our accounts receivable factoring programs, because we're moving to -- you know, again, the ABL has a lower cost structure than factory. So we're going to change our outlook for working capital. I think previously we communicated that there would be about a $20 million drag year-over-year for the full fiscal year. And we've updated our outlook. We believe the impact now will be about a $50 million to $60 million drag. And the key drivers there would be, again, movement away from factoring and also timing of our payables.

Adam Josephson

I appreciate that, Bob. And so if working cap's going to be a $50 million, $60 million drag this year, just based on the fact that you're eliminating factoring, what impact should that have on next year? Should we assume flattish working cap or perhaps another drag or maybe even a source? Can you just help me a little bit there?

Bob Hrivnak

Yes. So Adam, I think what we will do on the Q4 call is address our outlook for next year. But I think we're getting back to a more normalized level based on previous years.

Adam Josephson

Okay. Just one last one on your leverage. So you're at 5.7 at quarter end. You said it'd be down a touch in 4Q. So by year-end, maybe it'll be at 5.5,

5.6. Any thoughts as to how you think that will trend next year, Bob, just based on your early thoughts about EBITDA, CapEx, working cap, et cetera, just how much lower you would expect that to go from, call it 5.6 at year-end?

Bob Hrivnak

Okay. So yes. I'm not going to give specific targets, but I can give you a framework on how to think about next year and the future, yes.

So if you go back and review our historical performance and say you focus on 2016 to 2018, so on a pro forma basis, we generated slightly north of $100 million of free cash flow per year on average under the assumption that CapEx would be $60 million a year. And that's our investment target per year for the foreseeable future.

However, the numbers that I just shared don't reflect the more recent challenging and competitive pricing and cost environment in CPD. They also don't include the full benefits from our strategic CapEx projects. And it's also important to note when you focus on 2020, we're not planning a major maintenance outage.

So there are certainly a number of other factors that would impact our projected cash flow for 2020. And our plan is to discuss this more during our year-end call.

Operator

Our next question comes from Steve Chercover with D.A. Davidson.

Steven Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

Hopefully this is an easy one. What was it that pushed depreciation up by $3 million in Q3 and that will pull it back down by the same amount in Q4?

Bob Hrivnak

Yes. So basically we had a slight increase to depreciation expense in Q3. This was primarily due to accounting adjustments related to our fixed assets. So companies generally do a routine annual fixed asset cleanup work, and this adjustment to depreciation resulted from that. So the adjustment in total is not material to the company and we view it as just a slight increase for the quarter.

Steven Chercover

So is $28 million probably a decent run rate going forward now that Shelby's up and running?

Bob Hrivnak

I think so, yes. Yes, Shelby, the annual run rate for Shelby should be around $17.5 million.

Steven Chercover

Okay. Thanks for that. And then with respect to Lewiston and the new catalyst being implemented by the end of the year, so, first of all, any down time or maintenance associated with that changeover? I mean, do you have to purge or flush out any systems?

Linda Massman

Yes. So Steve, we've done all the maintenance, major maintenance we're going to do in Lewiston we've completed already this year. So it is just a matter of receiving the catalyst and implementing it into the system.

Steven Chercover

Okay. So that's what we dealt with in Q3?

Linda Massman

Yes.

Steven Chercover

Okay. And I mean, is it a step function change, the $25 million to $30 million? Or is there any kind of ramp as that catalyst is functional?

Linda Massman

I would expect a ramp. Again, it's a new piece of equipment for us; it's somewhat difficult to predict. But generally speaking, when something like this is implemented there's always learning curves and things that need to get adjusted as we progress. So I would expect some sort of a ramp.

Steven Chercover

Okay. And I think Adam tried to get at this. But with respect to the ramp at Shelby, the exit rate, we use the midpoint, is $60 million in 2021. Do you think you'll get a third or a half next year? How would you like us to think of that?

Linda Massman

Yes. I think we'll comment on that in the fourth quarter call when we have another quarter under our belt and another quarter of operating the equipment there. But I think, suffice to say, we feel good about where we are, running currently at 50% to 60% production run rate versus our target, and on track. It keeps us on track to getting to our full run rate by mid-2020. And so with another quarter, we should be able to give a little bit better indication of that.

Steven Chercover

Okay. And then hopefully I can even articulate this. But in your earnings bridges, pulp was in the slides, then it was out, now it's back in. So was the

$3 million benefit, first of all, to tissue, was that anticipated in your Q3 guidance?

Linda Massman

Yes.

Bob Hrivnak

Yes, that would have been baked into our outlook.

Steven Chercover

Okay. And I guess it's up to us to make our assumptions going forward.

Bob Hrivnak

Yes.

Steven Chercover

And then kind of the same thing on Pulp and Paperboard. Presume the outside pulp sales, to the extent there are any, would have been reflected in price mix, but then you've got a benefit of $1.5 million. So I was a little confused there.

Linda Massman

Yes. Outside pulp sales are de minimis at best. So nothing that needs to be modeled or worried about.

Steven Chercover

So the $1.5 million that we see on Slide 7 benefit from pulp, I guess where does that come from? Or is that . . .

Bob Hrivnak

So you're looking at . . .

Linda Massman

Slide 7.

Steven Chercover

Slide 7.

Linda Massman

Yes, lower external pulp prices in Idaho.

Bob Hrivnak

Right.

Steven Chercover

So why would that be a benefit?

Bob Hrivnak

That would be outside pulp purchases.

Steven Chercover

That you're buying to put into the bleached board?

Bob Hrivnak

Right.

Linda Massman

Yes.

Steven Chercover

Got it.

Bob Hrivnak

Yes.

Operator

(Operator Instructions) Our next question comes from Chip Dillon with Vertical Research.

Clyde Dillon - Vertical Research Partners, LLC - Partner

Thanks for the details. My first question has to do with -- I appreciate you -- it was mentioned that leverage would come down slightly in the fourth quarter. And I just didn't know if you would -- I know your net debt ended the third quarter it looks like here, at, I don't know, around $915 million.

Do you expect that to come -- that raw net debt number to come down? Not debt. Actually $917 million.

Will that come down? Or will it be just because EBITDA would be up? Which actually looks like it's going to be down. So I would have to assume that, based on your guidance, because you did 47 a year ago.

So I guess my question is, you are telling us that debt or at least cash will build. How much would that likely be?

Bob Hrivnak

Yes. So let me walk you through this, because this can be a little bit complicated. There's the net leverage ratio and then there's net debt.

So basically for Q4, we expect to see a modest decline in our net debt or our total leverage, however you want to look at it. And we've actually started paying down our ABL in Q4.

But also in Q4, if you focus on the net leverage ratio, we're expecting that to stay flat or potentially have a modest decline. And the reason for the slight difference, a component of this calculation is the last 12 months adjusted EBITDA.

So basically, if you look at last year, Q4 of last year, we came in at the high end of our outlook range for Q4 of 2019. So this is the reason why we might potentially stay flat in terms in that leverage ratio.

But you're spot on. We're focused on solid, predictable execution and driving strong operating cash flow. And one of our top priorities is to pay down our debt. So this is going to continue into the future.

Clyde Dillon

Got you. And is $60 million or $65 million sort of a good number to use for CapEx next year?

Bob Hrivnak

We said $60 million. Basically the split would be $50 million of maintenance CapEx and $10 million of strategic.

Clyde Dillon

Okay. And then on the Lewiston project, I know the expected adjusted EBITDA benefit from everything is $25 million to $35 million. And can you tell us how much we've seen already and, therefore, how much more should we get from the catalyst project?

Bob Hrivnak

Yes. So basically, we started receiving benefits from the LPOP back in 2018. So we had about $10 million of cost savings primarily related to energy and chemical cost. So our forecast for 2019 is to achieve the same level of benefits. So basically $10 million per year.

So then, once the catalyst is installed and calibrated, our view is, then we would achieve the additional benefits. We've provided a range for that of $15 million to $25 million.

Clyde Dillon

Okay. Got you. So the 10 is not -- it's not like 10 plus 10. It's like 10 in each of '18 and '19 . . .

Bob Hrivnak

Right.

Clyde Dillon

. . . and then it jumps up to 25 to 35. So that can be pretty meaningful . . .

Bob Hrivnak

Well, in total, right.

Clyde Dillon

. . . next year then. Okay. So I mean, I'm not trying to pin you down. But you're saying, just so I understand you, there's 15 to 25 from that, there's the 25, which I know will reverse in '21 from the lower maintenance costs. And then there's the other moving pieces that we talked about as we think about next year. Is that fair?

Linda Massman

Yes.

Bob Hrivnak

That's right.

Linda Massman

And we'll be more clear about that on the fourth quarter call, which is when we typically provide more color around that.

Clyde Dillon

Okay. And the question about on the factoring situation, have you always factored and now you're not factoring your receivables? And is the reason because -- I know rates are low -- because you've had to collateralize those receivables somewhere else? Which I guess even though you may not be factoring them, they have to sit on your balance sheet?

Bob Hrivnak

Yes. So basically, the factoring program started because we needed additional liquidity. But since we've revamped our capital structure, we've been able to phase out that program, because the ABL revolver is priced very attractively. So I don't know if that answers your question.

Clyde Dillon

Yes. I think it does, yes. Got you. And then lastly, when you think about -- I know you gave us -- and by the way, thank you for giving us this maintenance schedule. That's very helpful.

As we think about '21 and '22, do you see anything that would require your CapEx to go much above that $60 million level? In other words, do you have a boiler that needs a lot of work, let's say in '21 or '22? Or is it reasonable to say that adjusting for inflation that you can stay at that level in '21 and '22 to achieve the deleveraging you're talking about?

Bob Hrivnak

Yes. So I think the maintenance schedule that we provided in the supplementals, that's our most likely outlook based on the information that we have today.

Linda Massman

Yes. And Chip, I would just tell you that our objective is to generate cash to pay down debt. And in order to do that, we said we would stay within the limits of the $60 million of CapEx as we work to delever the balance sheet.

Clyde Dillon

And so just so I'm clear. So you don't know of any need to spend much above that through '22? Not that you won't, because I know life changes.

Linda Massman

Right, stuff comes up.

Clyde Dillon

But you're saying at this point you don't see a piece of equipment that's so big that has to be replaced that would knock that materially higher?

Linda Massman

That's correct.

Operator

Our next question comes from Roger Spitz with Bank of America.

Roger Spitz - BofA Merrill Lynch, Research Division - Director and High Yield Research Analyst

So in the answer to the reduction of the payables, your first comment was that, if I heard it correctly, you just wanted to reduce or pay faster your payables with your customers. I guess if I heard that correctly, why did you make that decision? Obviously, that's a big bite into your cash flow and your cash position.

Bob Hrivnak

Yes. So basically our view is we want to maintain a good relationship with our vendors and we want to pay to meet the terms that we've agreed to contractually. So that's our intent.

Roger Spitz

I mean, I guess what I would read into that was maybe that during the last few quarters where things were a little more stressed, if you will, you were moving the terms out, and then you're brining it back into where they really ought to have been. Is that a fair read?

Bob Hrivnak

Yes. I think the way I would frame it is we want to maintain good relationships with our vendors and suppliers.

Roger Spitz

Okay. I'm going to ask a few on factoring just to make sure I understand it. Your Q isn't out yet, so I'm looking at your 2-Q. And the way I read it on Page 9 -- I recognize you probably don't have the Q in front of you. But the factoring says 16.9. Should we assume that as of June 30, that 16.9 of factored receivables was deconsolidated from your balance sheet? Is that the way to read that?

Bob Hrivnak

I think that's --

Yes. Right.

Roger Spitz

Okay. And I know you've talked about facing on the number. Your Q isn't out yet. What was that number in September if it wasn't 0, because it was gone at September 30?

Bob Hrivnak

I'm sorry. I didn't -- missed the first part of the question. Regarding what? The . . .

Roger Spitz

For September 30, what was that outstanding deconsolidated number, if not 0, if you happen to have it?

Bob Hrivnak

I think it's 0.

Roger Spitz

We can look at the Q, too.

Bob Hrivnak

Yes.

Roger Spitz

You got rid of the program. That was a $30 million program.

Bob Hrivnak

We eliminated . . . yes. We eliminated certain programs that we had because we moved to the ABL structure.

Roger Spitz

Got it. So that program, this $30 million factoring program, that is gone.

The paragraph just at the bottom of that in the Q-2 suggests that you then entered, subsequent to June 30, an additional program. It actually almost sounds like a supply chain financing, except the fact that it's not under the supply chain financing paragraph, it's under the account purchase agreement.

When you say subsequent to June 30, you entered into another arrangement with a third-party financial intermediate, is that a separate factoring program than the $30 million program that you got rid of?

Linda Massman

Roger, that's related to a customer program where we can take advantage of supply chain financing from a customer.

Roger Spitz

Okay. So that actually refers to the supply chain. Because the next paragraph down which under the heading supply chain financing, is that one and the same, you have a supply chain financing program that you've implemented?

Linda Massman

It's a similar program. It depends on which side of the equation you're on. In this particular case, it'd be a program with our customer.

Bob Hrivnak

Right.

Roger Spitz

Okay. And then the supply chain financing, which in the Q-2 it's actually referring back to December 2018 for some reason. But it says $20.8 million. But then it says that's on your balance sheet.

Is your supply chain financing actually on balance sheet and not deconsolidated?

Linda Massman

Yes. That's also been unwound. And because of the terms and conditions in which we agreed, some of that ended up on the balance sheet as debt.

Roger Spitz

Okay. So I'm just trying to figure out what your total, quote/unquote, debt like is. Should we assume since you entered into this $30 million facility, factoring facility in or about June 2018 that the only thing that's really been deconsolidated is that anything outstanding under your $30 million factoring facility and that any other things such as supply chain financing or any other arrangements, have all been on balance sheet?

Linda Massman

Yes. I think you can look at our debt balances when the Q comes out, and that will be inclusive of debt. I think that's a fair way to look at it. And you'll see in the details that there are 0 balances on supply chain financing and factoring.

Bob Hrivnak

That's right.

Roger Spitz

Okay. I got it. And if I can move on from there. Thank you very much for the amount of raw materials you purchase in the presentation.

Regarding the polyethylene purchase, is that used -- do you purchase that more to coat the inside of your cup stock? Or is that polyethylene film that you use to package your tissue? Or is that both?

Linda Massman

It's the coating for cup stock.

Roger Spitz

Okay. And is that more -- maybe not terribly important. So just more curiosity on my part. Is that more LLDPE or LDPE or a mix? Or do you not know because it's not important as much for your company as it might be for things I'm thinking about?

Linda Massman

Yes, it's low density.

Roger Spitz

Low density, okay. And lastly, I think you've said that most or all of Shelby 2 tissue is contracted out, if I recall that correctly. Does that mean that most all of your tissue is contracted out of your machines?

Linda Massman

No, I think that would be not the way to think of it. So we said that of the expected benefits related to Shelby, roughly half would be optimization of our existing network and half would be incremental volume. And then of the incremental volume, we said that about half was already committed to by existing customers, roughly.

Operator

And our next question comes from Adam Josephson with KeyBanc Capital Markets.

Adam Josephson – Keybanc Capital Markets Inc., Research Division – Director and Senior Equity Research Analyst

Just one more on pulp. Sorry to beat a dead horse on this. And I may have asked this question on a previous call. But Bob, can you talk about how much of a drag pulp was for you when it was up $200, $300 a ton? And I think you may have mentioned $10 million or so. And then how much of a benefit you expect it to be this year? And then how much more you think there will be where that came from, again if you were just a flat-line pulp here?

Bob Hrivnak

Okay. So I covered this a little bit earlier. So while we certainly benefited from lower pulp prices in 2019, year-over-year, on a year-to-date basis, we're actually flat because of these price caps. So that's '18 versus '19 year-to-date year-over-year.

So as pulp prices continue to come down, sequentially we will see benefits. But certain contracts, we're not at the crossover point because of these caps.

Linda Massman

And Adam, I might just -- you probably know this chart in here. This is probably the easiest place to go. I mean, you know it gets confusing based on the mix of pulp you use and whatnot.

But on Page 16, we have that sensitivity where it says if we see a per-unit change in pulp -- and this is just all grade. Of course, there's a different weighted mix for us. But nonetheless, $20 should equate to about a little over $5 million of EBITDA. That's a really good rule of thumb.

Adam Josephson

Right. So last year, you had a drag of what? Was it $10 million or so, if memory serves, full year drag from higher pulp?

Linda Massman

Yes, that's pretty close.

Adam Josephson

And it's been flat this year. So presumably you would get something on the order of a $10 million benefit, if not more so next year? Is that the right way to think about it, if it's been no impact to . . .

Linda Massman

I think that's fair, yes.

Adam Josephson

Okay. So 10 . . .

Linda Massman

Yes. I think that's the way to look at it.

Adam Josephson

Okay. Just because -- yes. And then, just . . .

Linda Massman

And it's all dependent on prices; but, yes, all things being equal.

Adam Josephson

Well, I'm just saying if you flat line where it is now, it should be a nice $10 million-plus benefit next year, I would think.

And then just on SBS, Linda. So you had the sappy tons come in earlier this year. You have the GP Crossett tons coming out literally this month. Can you just talk -- I mean, SBS backlogs are down quite a bit this year, down about 300 basis points as the sappy tons have come in, operating rates are around 92%, 93%.

How much of an impact do you expect the Crossett ton exit to have? And I mean, would you expect a meaningful uptick in backlogs, operating rates next year as a result of that? Because you characterized the market as balanced, even though operating rates have come way down this year. So just a little more thoughts on where you think this market is and where it may be heading, given the capacity shut?

Linda Massman

Yes. We agree with RISI as it relates to a relatively balanced market. So some of the tons going out and the tons coming in are relatively balanced. I hate to use that term again, but it's the right way to describe it. I think timing is different, right, because some have come down and others are still coming in. And I think some of these operating rates I believe are difficult to really surmise a lot about the market from, because you, of course, had the mill tonnage going out. We took a major down in the third quarter. We know other mills took major downs in the third quarter. So while I can't explain exactly what's going on with those operating rates, I think a stable market is a good way to describe this right now. And a few backlogs would generally support that statement.

Adam Josephson

And so you think the best way to look at the market is the backlogs, not necessarily the operating rates?

Linda Massman

I think you look at both and you try to discern what conditions are taking places that might have an influence on either one of those two metrics. And I think we have some explanations for why those operating rates might be lower temporarily. And considering backlogs are relatively stable, I think we're feeling fairly comfortable that this is still a good, solid market, nothing we're overly concerned about.

Adam Josephson

Yes. And just one last one on tissue. So obviously you announced price increases last year when pulp was skyrocketing. Pulp has since plummeted back to where it was before it started to skyrocket.

What impact is that having on tissue pricing? I mean, given how competitive the tissue market is, particularly the conventional market, I would think that prices would naturally come under pressure given the oversupply situation and given that pulp input costs have plummeted. Agree or disagree with that?

Linda Massman

Yes, I wish it was that easy. But generally speaking, you would expect some correlation, right? And we did see a positive price move last year that has had a positive impact this year. I'll tell you by no means did that cover the increased input cost we experienced over the last several years. So we are still under water as it relates to the inflationary cost. But you are absolutely right. It's a very competitive market and we have very astute retailers and there are always negotiations taking place around price that aren't always completely tied to commodity cost changes.

Operator

Ladies and gentlemen, that does conclude our question-and-answer session. At this time, I will turn the call over to Ms. Massman for any closing or additional remarks.

Linda Massman

Great. Thank you for joining us today and for your continued interest in Clearwater Paper. And everybody have a great day. Thanks.

Operator

“Ladies and gentlemen, that does conclude our question and answer session.  At this time, I will turn the call over to Ms. Massman for any closing or additional remarks.”

Linda Massman

Thank you for joining us today and for your continued interest in Clearwater Paper.

Operator:

“Ladies and Gentlemen, that does conclude the Clearwater Paper third quarter 2019 earnings conference call.  We do appreciate your participation.”